EXHIBIT 99.1

Spirit Airlines Reports December 2013 Traffic

MIRAMAR, Fla. (January 8, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for December and full-year 2013.
Traffic (revenue passenger miles) in December 2013 increased 24.8 percent versus December 2012 on a capacity (available seat miles) increase of 20.3 percent. Load factor for December 2013 was 87.9 percent, an increase of 3.2 points as compared to December 2012. Spirit's preliminary completion factor for December 2013 was 98.9 percent.
The following table summarizes Spirit's traffic results for the month and year ended December 31, 2013 and 2012.

	December 2013	December 2012	Change
Revenue passenger miles (RPMs) (000)	1,118,119	895,710	24.8%
Available seat miles (ASMs) (000)	1,272,607	1,057,478	20.3%
Load factor	87.9%	84.7%	3.2 pts
Passenger flight segments	1,111,208	923,862	20.3%
Average stage length (miles)	1,008	951	6.0%
Total departures	7,883	6,963	13.2%

	YTD 2013	YTD 2012	Change
Revenue passenger miles (RPMs) (000)	12,001,088	9,663,721	24.2%
Available seat miles (ASMs) (000)	13,861,393	11,344,731	22.2%
Load factor	86.6%	85.2%	1.4 pts
Passenger flight segments	12,413,812	10,422,548	19.1%
Average stage length (miles)	958	909	5.4%
Total departures	90,284	78,582	14.9%

Guidance
The Company will provide updated guidance for the fourth quarter 2013 in its Investor Update to be filed later this month.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra-low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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